                      List of Subsidiaries


Name                                                 Jurisdiction
----                                                 ------------
CrossHost Inc.                                       Maryland

Host Ventures, Inc.                                  Maryland

Host Enterprises, Inc.                               Maryland

Host Auburn GP, Inc.                                 Maryland

Host Findley GP, Inc.                                Maryland